Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-127357, 333-42082, 333-47259, 333-68255, 33-77051) on Form S-8 of Tier Technologies, Inc. and subsidiaries of our report dated May 16, 2008 on our audit of the financial statements of ChoicePay, Inc. as of and for the year ended December 31, 2007.

/s/ BKD, LLP

BKD, LLP
Oklahoma City, Oklahoma
April 7, 2009